WINGSTOP INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN
STOCK OPTION AWARD AGREEMENT
This Stock Option Award Agreement (this “Award Agreement”) evidences the grant by Wingstop Inc. (the “Company”), in accordance with the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”), of a stock option (the “Option”) to [________________] (the “Participant”) to purchase from the Company up to [________________ (______)] Shares of Common Stock of the Company at an “Option Price” equal to $[________] per Share (being the Fair Market Value per Share on the Grant Date). The Option is granted effective as of [______________, 20___] (the “Grant Date”). The Option is a Nonqualified Stock Option that is intended to comply with the provisions governing nonqualified stock options under the final Treasury Regulations issued on April 17, 2007, in order to exempt this Option from application of Section 409A of the Code, and is not qualified as an Incentive Stock Option under Section 422 of the Code.

WINGSTOP INC.

By:
Name:
Title:

TERMS AND CONDITIONS
§1Plan. The Option is subject to all of the terms and conditions set forth in the Plan and this Award Agreement, and all capitalized terms not otherwise defined in this Award Agreement have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Award Agreement is inconsistent with the Plan, the Plan will control. The Participant acknowledges that a copy of the Plan has been made available for his or her review by the Company and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all the terms and provisions thereof.
§2Service Based Vesting; Exercise Rights. Except as specifically provided in this Award Agreement and subject to certain restrictions and conditions set forth in the Plan, the Option shall vest and become exercisable as outlined in Schedule I, Section 1, attached hereto.
§3Term; Forfeiture. Except as otherwise provided in this Award Agreement, to the extent the Option is not vested on the date of the Participant’s Termination, such unvested portion of the Option shall expire and be forfeited on that date. The vested portion of the Option shall expire and be forfeited and the Option Period (as defined below) shall end upon the earliest occurrence of (i) the Expiration Date (as defined below), or (ii) the date specified in Schedule I, Section 2, attached hereto.
§4Life of Option. The “Option Period” of the Option shall commence on the Grant Date and shall expire on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), unless terminated earlier in accordance with Section 3 above. This Option shall expire and shall not be exercisable for any reason on or after the Expiration Date.

§5Who May Exercise. Subject to the terms and conditions set forth in Sections 2 and 3 above, during the lifetime of the Participant, the Option may be exercised only by the Participant, or by the Participant’s guardian or personal or legal representative. If the Participant’s Termination is due to his or her death prior to the dates specified in Section 3 hereof, and the Participant has not exercised the vested portion of the Option as of the date of death, the following persons may exercise the vested portion of the Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 3 hereof: the personal representative of the Participant’s estate or the person who acquired the right to exercise the Option by bequest or inheritance by reason of the death of the Participant, provided that the Option shall remain subject to the other terms of this Award Agreement, the Plan, and all applicable laws, rules, and regulations.
§6Method of Exercise of Option. Subject to such administrative regulations as the Committee may from time to time adopt, the Option may be exercised in whole or in part (to the extent the Option is otherwise vested and exercisable under Section 2) on any normal business day of the Company by (a) delivering this Award Agreement to the Company, together with written notice of the exercise of the Option in the form attached hereto as Exhibit A (the “Exercise Notice”), and (b) simultaneously paying to the Company the aggregate Option Price of the Shares to be purchased (plus any withholding taxes due with respect to such exercise). The Option may be exercised only with respect to a full Share, and no fractional Share shall be issued. On the exercise date, the Participant shall deliver to the Company consideration with a value equal to the aggregate Option Price of the Shares to be purchased, payable as follows: (i) by certified or bank check or such other instrument as the Committee may accept, payable to the Company; or (ii) if approved by the Committee, and subject to any such terms, conditions and limitations as the Committee may prescribe and to the extent permitted by applicable law, payment of the Option Price, in full or in part, as follows: (A) in the form of unrestricted and unencumbered Shares (by actual delivery of such Shares or by attestation) already owned by the Participant, or by the Participant and his or her spouse jointly (based on the Fair Market Value of the Common Stock on the date the Option is exercised); (B) by delivering a properly executed Exercise Notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the Option Price and the amount of any withholding taxes due with respect to such exercise; (C) by requesting the Committee to withhold a number of Shares otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value on the date of exercise equal to the product of: (1) the Option Price multiplied by (2) the number of Shares in respect of which the Option shall have been exercised; or (D) by any other method approved or accepted by the Committee in its discretion. Unless otherwise determined by the Committee, all payments under all of the methods described above shall be paid in United States dollars.
§7Delivery. Subject to any governing rules or regulations, as soon as practicable after receipt of a written Exercise Notice and full payment of the Option Price in accordance with the provisions of Section 6 and satisfaction of tax obligations in accordance with Section 14 and Article XVII of the Plan, and subject to Section 20.9 of the Plan, the Company will deliver a properly issued certificate for any Shares purchased pursuant to the exercise of the Option as soon as practicable after such exercise (or otherwise register such Shares in the name of Participant), and such delivery (or registration in the name of the Participant) shall discharge the Company of all of its duties and responsibilities with respect to the Option under this Award Agreement.
§8Nontransferable. Except as expressly authorized in writing by the Board, no rights granted under this Award Agreement or with respect to the Option shall be transferable by the Participant other than by will or by the laws of descent and distribution. The person or persons, if any, to whom the Option is transferred by will or by the laws of descent and distribution or through a written Board authorization shall be treated after such transfer the same as the Participant under this Award Agreement. Any attempt to sell, transfer, pledge, assign, or otherwise dispose of the Option contrary to the provisions hereof, or the levy of any execution, attachment, or similar process upon the Option shall be null and void and wholly ineffective.

§9No Right to Continue Service. Neither the Plan, this Award Agreement, the Option, nor any related material shall give the Participant the right to continue in employment or service by the Company or any Subsidiary or Affiliate or shall adversely affect the right of the Company or any Subsidiary or Affiliate to terminate the Participant’s employment or service with or without Cause at any time.
§10Stockholder Status. The Participant shall have no rights as a stockholder with respect to any Shares subject to the Option until such Shares have been duly issued and delivered to (or registered in the name of) the Participant, and, except as expressly set forth in the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Shares.
§11Securities Registration. As a condition to the delivery of the certificate for any Shares purchased pursuant to the exercise of the Option (or the registration of such Shares in the name of the Participant), the Participant shall, if so requested by the Company, hold such Shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.
§12Compliance with Law. The issuance and transfer of Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance. If any change in circumstances after the grant of the Option would create a substantial risk for the Company that the issuance or transfer of any Shares under this Award Agreement to the Participant at the time the Participant tenders any payment to exercise the Option would violate any applicable law or regulation, the Company at that time shall (a) take such action as the Board deems appropriate and permissible under such law or regulation either (i) to continue to maintain the status of the Option as outstanding until the Participant can exercise the Option without any substantial risk of such a violation, or (ii) to compensate the Participant for the cancellation of the Option and thereafter to cancel the Option, and (b) refund any payment made by the Participant to exercise the Option. Any determination in this connection by the Company shall be final, binding, and conclusive.
§13Other Agreements. The Participant shall (as a condition to the exercise of the Option) enter into such additional confidentiality, covenant not to compete, non-disparagement and non-solicitation, employee retention, and other agreements as the Company deems appropriate, all in a form acceptable to the Board. The certificate(s) evidencing the Shares may include one or more legends that reference or describe the conditions upon exercise referenced in this Section 13. The Participant acknowledges that his or her receipt of the Option and participation in the Plan is voluntary on his or her part and has not been induced by a promise of employment or continued employment.
§14Withholding. The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Option and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
a.tendering a cash payment;

b.authorizing the Company to withhold shares of Common Stock from the Shares otherwise issuable or deliverable to the Participant as a result of exercising the Option;
c.delivering to the Company previously owned and unencumbered shares of Common Stock; or
d.any combination of (a), (b), or (c).
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or exercise of the Option or the subsequent sale of any Shares, and (ii) does not commit to structure the Option to reduce or eliminate the Participant’s liability for Tax-Related Items.
§15No Challenge. Notwithstanding any provision of this Award Agreement to the contrary, the Participant covenants and agrees that he or she will not (a) file any claim, lawsuit, demand for arbitration, or other proceeding challenging the validity or enforceability of any provision of this Award Agreement, or (b) raise, as a defense, the validity or enforceability of any provision of this Award Agreement, in any claim, lawsuit, arbitration or other proceeding. Should the Participant violate any aspect of this Section 15, the Participant agrees (i) that, in the case of a breach of clause (a) of the preceding sentence, such claim, lawsuit, demand for arbitration, or other proceeding shall be summarily withdrawn and/or dismissed; (ii) that the Participant will pay all costs and damages incurred by the Company and its Affiliates in responding to or as a result of such claim, lawsuit, demand for arbitration, or other proceeding (including reasonable attorneys’ fees and expenses), or such defense, as the case may be; (iii) that the Participant will immediately forfeit all unexercised Options, whether vested or unvested; and (iv) that the Participant will immediately sell to the Company all Shares acquired pursuant to the exercise of this Option at a price equal to the aggregate Option Price paid for such Shares, or the current fair market value of such Shares (as determined in the sole discretion of the Company), whichever is less.
§16Governing Law. The Plan and this Award Agreement shall be governed by the laws of the State of Delaware.
§17Binding Effect. This Award Agreement shall be binding upon the Company and the Participant and their respective heirs, executors, administrators and successors.
§18Clawback Policy. This Award Agreement, the Option and the Shares that may be acquired thereunder shall be subject to the terms and conditions of the Company’s compensation recovery (or “clawback”) policy, as in effect from time to time, and such policy is hereby incorporated into this Award Agreement by reference.
§19Headings and Sections. The headings contained in this Award Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Agreement. Any references to sections (§) in this Award Agreement shall be to sections (§) of this Award Agreement, unless otherwise expressly stated as part of such reference.
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Accepted and agreed to:

Participant

Date